Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Watson Pharmaceuticals, Inc.

Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS REPORTS EARNINGS
PER SHARE GROWTH OF 24 PERCENT TO $0.47 FOR THIRD QUARTER 2003

– Revenues Increase 17 Percent to Record $359 Million –

CORONA, CA – November 5, 2003 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported record revenue for its third quarter ended September 30, 2003.  Net revenue increased 17 percent to $358.8 million, compared to $307.9 million for the third quarter ended September 30, 2002. The Company’s General Products and Generic divisions were the primary contributors to the net revenue growth.  Net income for the third quarter increased 27 percent to $51.5 million, compared to net income of $40.7 million for the same period of 2002.  Earnings per diluted share increased 24 percent to $0.47, compared to $0.38 per diluted share for the prior year period.

Nine Month Results

For the nine months ended September 30, 2003, net revenue increased 18 percent to  $1.05 billion, compared to $893.6 million for the first nine months of 2002.  Net income for the first nine months of 2003 increased to $150.0 million, or $1.38 per diluted share, compared to net income of $132.7 million, or $1.24 per diluted share for the same period of 2002.  Net income for the nine months of 2002 included a $32.0 million gain relating to the settlement of a legal dispute ($20.2 million net of tax, or $0.19 per share).

“We are very pleased to report another quarter of strong financial results, including our sixth consecutive quarter of record revenues, improved margins in both our brand and generic businesses and EPS growth of 24 percent from the prior year period,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “During the third quarter, we significantly invested in our future; we increased research and development investment by 18 percent and added 387 sales professionals to promote our products, including Oxytrol®, to the primary care market.  These results demonstrate our ability to simultaneously invest in our commercial infrastructure and research and development, while meeting or exceeding our financial targets.”

Financial Highlights

Revenue from branded products increased 14 percent to $184.6 million for the third quarter of 2003, compared to $162.4 million in the prior year period, due to an increase in net revenues in the General Products division, as a result of the acquisition of the Fiorinal® and Fioricet® product lines in February 2003 and the launch of our Oxytrol® product (oxybutynin transdermal system) in May 2003.

Revenue from the Generic division for the third quarter of 2003 increased 13 percent to $154.2 million, compared to $136.3 million in the prior year period.  Other net revenue was $19.9 million in the third quarter of 2003, compared to $9.2 million in the third quarter of 2002.  The increase in other revenue was primarily due to revenue received from Aventis Pharmaceuticals (Aventis) under a 1998 agreement between Watson and Aventis, pursuant to which Watson is entitled to a portion of the proceeds received by Aventis in connection with Barr Laboratories, Inc.’s sales of ciprofloxacin tablets.

Gross profit increased 32 percent to $216.4 million in the third quarter of 2003, compared to $163.9 million in the prior year period, primarily due to an increase in other revenue, the launch of new products and margin improvements in the Generic division.  Gross profit margin improved to 60 percent for the third quarter of 2003, compared to 53 percent in the third quarter of 2002 and 57 percent in the second quarter of 2003.

Research and development investment increased 18 percent to $26.4 million in the third quarter of 2003, compared to $22.4 million in the same period of 2002.  Watson currently has over 70 generic products under development, representing approximately $40 billion in brand product sales, and has four brand product opportunities in late-stage development or pending US Food and Drug Administration (FDA) review.

Selling, general and administrative expenses for the third quarter of 2003 increased 56 percent to $87.5 million, compared to $56.1 million in the prior year period.  The increase was primarily due to increased sales and marketing expenses associated with the launch of Oxytrol®.

As of September 30, 2003, cash and marketable securities were $650.7 million, and cash flow from operations was $95.5 million for the third quarter and $297.9 million for the nine months ending September 30, 2003.

Financial Outlook

Watson is providing estimates for total revenue and diluted earnings per share for the full year 2003 on a GAAP basis.  These estimates are based on the Company’s actual results for the first nine months of 2003, current prescription trends and future product launch forecasts.

Watson’s previously reported net revenue estimates for the full year 2003 remain substantially unchanged at approximately $1.40 billion to $1.47 billion.

Net Revenue Estimates

By Division

Twelve Months Ending December 31, 2003

Generic	$625	-	$650	million
Women’s Health	$365	-	$385	million
General Products*	$220	-	$235	million
Nephrology	$155	-	$165	million
Other	$45	-	$50	million

*Includes $25 - $40 million in Oxytrol® sales for the twelve months ending December 31, 2003.

The estimated range of earnings per share has been improved to $1.82 to $1.85 for the full year 2003.  This estimate now includes a potential fourth quarter inventory reserve of approximately $10 million ($6.4 million, net of tax, or $0.06 per share) due to the expiration dating of a portion of inventory on hand of bupropion hydrochloride sustained-release tablets.  Under a previously announced settlement with GlaxoSmithKline (GSK), Watson received rights in the US market to distribute 100mg and 150mg bupropion hydrochloride sustained-release tablets, which are the generic versions of GSK’s Wellbutrin® SR and Zyban® products and are manufactured by a GSK subsidiary, once a third party launches a fully substitutable generic equivalent of these products in the US market.  GSK will receive a share of the profits from Watson’s sales of generic bupropion hydrochloride tablets in the US market.  Should Watson be able to launch these products during the fourth quarter of 2003, the additional inventory reserve will not be necessary and there could be an opportunity for the Company to raise its forecasts.

Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss third quarter 2003 results, full year 2003 forecasts, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 3245431.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Standard Time, Wednesday, November 12, 2003.  To access the live webcast, go to Watson’s Web site at www.watsonpharm.com and click on the Investors icon.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes branded and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the timing and uncertainty of product launches; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing, the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

Wellbutrin® and Zyban® are registered trademarks of the GlaxoSmithKline group of companies.

Watson reclassified its assets held for disposition for its Steris Laboratories, Inc. and Marsam Pharmaceuticals, Inc. facilities to assets held and used as of January 1, 2003.  The company reclassified assets in its Condensed Consolidated Balance Sheets and operating expenses in its Condensed Consolidated Statements of Income for the 2002 periods to conform to current period presentation, which had no affect on net income, total assets or retained earnings.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2003 and 2002:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net revenues	$358,756	$307,860	$1,051,558	$893,624
Cost of sales	142,331	143,925	446,308	417,698
Gross profit	216,425	163,935	605,250	475,926

Operating expenses:
Research and development	26,428	22,387	74,613	60,675
Selling, general and administrative	87,547	56,149	227,420	178,046
Amortization of intangibles	17,820	16,176	54,040	44,012
Total operating expenses	131,795	94,712	356,073	282,733
Operating income	84,630	69,223	249,177	193,193

Other income (expense):
Equity in earnings (losses) of joint ventures	(68)	(1,945)	137	(3,759)
Gain on sale of securities	2,496	—	5,510	—
Gain on sale of subsidiary	—	—	15,676	—
Loss on early extinguishment of debt	—	—	(2,807)	—
Loss on asset impairment	(1,605)	—	(15,865)	—
Gain on legal settlement	—	—	—	32,000
Interest income	1,603	1,869	4,287	5,146
Interest expense	(5,980)	(5,747)	(18,901)	(16,690)
Other income (expense)	(293)	776	(1,731)	791
Total other income (expense), net	(3,847)	(5,047)	(13,694)	17,488

Income before income tax provision	80,783	64,176	235,483	210,681
Provision for income taxes	29,324	23,519	85,480	77,983
Net income	$51,459	$40,657	$150,003	$132,698

Per share amounts:
Diluted earnings per share	$0.47	$0.38	$1.38	$1.24

Diluted weighted average shares outstanding	109,658	107,199	108,459	107,284

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2003	December 31, 2002

Assets

Cash and cash equivalents	$610,018	$230,155
Marketable securities	40,653	42,649
Accounts receivable, net	122,255	178,563
Inventories	399,588	348,773
Other current assets	119,226	113,311
Property and equipment, net	384,620	304,667
Investments and other assets	104,101	110,031
Product rights, net	1,014,059	889,027
Goodwill	446,288	446,288
Total assets	$3,240,808	$2,663,464

Liabilities & Stockholders’ Equity

Current liabilities	$351,925	$375,465
Long-term debt	722,427	331,877
Deferred income taxes and other liabilities	170,649	157,838
Stockholders’ equity	1,995,807	1,798,284
Total liabilities & stockholders’ equity	$3,240,808	$2,663,464